PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED AUGUST 5, 1996)

                        MASTEC, INC.

                        Common Stock

     This Prospectus Supplement is being furnished to Harrison-Wright Company, Incorporated, a North Carolina corporation ("Harrison-Wright"), and to the holders of the common stock, $1.00 par value (the "Harrison-Wright Common Stock") and the preferred stock, $50.00 par value of Harrison-Wright (the "Harrison-Wright Preferred Stock") (the "Harrison-Wright Shareholders") in connection with the Asset Purchase Agreement dated as of November 22, 1996 (the "Asset Purchase Agreement"), entered into by and among Harrison-Wright and its wholly-owned subsidiary Utility Precast, Inc., a North Carolina corporation ("UPI") (Harrison-Wright and UPI sometimes individually referred to as a "Seller" and collectively referred to as the "Sellers") and H-W Acquisition I Co., Inc., a Delaware corporation ("H-W I"), H-W Acquisition II Co., Inc., a Delaware corporation ("H-W
II") and H-W Acquisition III Co., Inc., a Delaware corporation ("H-W III,") (H-W I, H-W II and H-W III sometimes individually referred to as a "Buyer" and collectively referred to as the "Buyers"). Each of the Buyers is a newly-formed, indirect wholly-owned subsidiary of MasTec, Inc., a Delaware corporation ("MasTec" or the "Company"). A Prospectus Supplement dated November 15,
1996, a Prospectus Supplement dated November 7, 1996, the Prospectus dated August 5, 1996 and copies of a draft dated November 5, 1996 of the Asset Purchase Agreement were previously distributed to the Harrison-Wright Shareholders.

      This Prospectus Supplement describes an Amendment
Agreement dated as of December 20 1996 (the "Amendment") among the Sellers and Buyers which amends the terms of the Asset Purchase Agreement. See "Amendment to Terms of
Transaction." In addition, this Prospectus Supplement includes a copy of the Amendment.



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-
     TIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
      SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
           TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is December 30, 1996.

                    AVAILABLE INFORMATION

     The Company is subject to the informational require ments of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the Nasdaq National Market under the symbol "MASX."
Reports, proxy and information statements and other information concerning the Company can also be inspected at the Nasdaq National Market at 1735 17th Street, N.W., Washington, D.C. 20006.

     This Prospectus Supplement constitutes part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") and does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Pursuant to Rule 424(b) of the Securities Act of 1933, as amended, this Prospectus Supplement will be filed with the Commission electronically via EDGAR. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, which includes the Prospectus Supplement dated November 7, 1996, and to the exhibits and schedules thereto. Statements made in this Prospectus Supplement as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and such statement is qualified in its entirety by such reference.

            AMENDMENT TO TERMS OF THE TRANSACTION

     The Amendment amends the Asset Purchase Agreement to extend the Liquidation Period from December 16, 1996 to February 14, 1997. In addition, the Buyers agree to make certain payments and the Sellers agree to deliver additional shares of Common Stock of MasTec to the Sellers or the Escrow Agent, as described in the Amendment. A copy of the Amendment is attached hereto. The stockholders of the Sellers should review the Amendment for a complete description of the modifications to the Asset Purchase Agreement. (Capitalized terms used herein have the meanings given to them in the Asset Purchase Agreement and the Amendment unless otherwise defined herein.)

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SHARES TO ANY PERSON, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                      TABLE OF CONTENTS

                                                        Page
Available Information                                    2
Proposed Change in Terms of the Transaction              3
Annex A:  Amendment Agreement

                     AMENDMENT AGREEMENT


     THIS AMENDMENT AGREEMENT (the "Agreement") is made and entered into as of the 20th day of December, 1996 by and among H-W LIQUIDATING COMPANY, INC. ("H-W"); UPI LIQUIDATING COMPANY, INC. ("UPI"); H-W ACQUISITION I CO., INC., H-W ACQUISITION II CO., INC. and H-W ACQUISITION III CO., INC. (collectively, "Purchasers"); MASTEC, INC. ("MasTec"); and FIRST UNION NATIONAL BANK OF NORTH CAROLINA ("Escrow Agent").

                    Statement of Purpose

     H-W, UPI and Purchasers entered into an Asset Purchase
Agreement dated November 22, 1996 (the "Asset Purchase
Agreement") pursuant to which Purchasers purchased substantially all of the assets, and assumed certain liabilities, of H-W and UPI. Capitalized terms in this Agreement shall have the meaning given to them under the Asset Purchase Agreement unless otherwise expressly defined herein.

     Pursuant to the Asset Purchase Agreement, Purchasers delivered shares of MasTec Common Stock in consideration for the Acquired Assets and for the discharge of certain liabilities that would have otherwise been assumed by Purchasers. Certain of such shares were delivered to H-W and UPI directly, and the remaining shares were delivered to Escrow Agent to be held and disbursed pursuant to the terms of an Escrow Agreement dated November 22, 1996 by and among H-W, UPI, Purchasers and Escrow Agent (the "Escrow Agreement"). Pursuant to the Asset Purchase Agreement, all such shares were to be sold in an orderly fashion during a fifteen (15) trading day Liquidation Period ending on December 16, 1996. Purchasers' obligations under the Asset Purchase Agreement are guaranteed by MasTec pursuant to a Guaranty Agreement dated November 22, 1996 (the "Guaranty Agreement").

     Purchasers now desire to extend the Liquidation Period until the close of business on February 14, 1997. The parties desire to enter this Agreement to amend the Asset
Purchase Agreement, Escrow Agreement and Guaranty Agreement to provide for such extension.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree that the Asset Purchase Agreement, Escrow Agreement and Guaranty Agreement are amended as follows:

     1.   Extension of Liquidation Period.  The Liquidation
Period is hereby extended to the close of business on February 14, 1997.

     2.   Increase in Purchase Price.

          (a) The Purchase Price is hereby increased by the sum of Three Hundred Thousand Four Hundred Eight Dollars
($300,408) as follows:

          (1)  Addition to Purchase  Price................... $165,000
          (2)  Lost cash tax savings (Deferred Comp).........  $45,055
          (3)  Interest through December 16 on Deferred Comp.   $8,126
          (4)  Lost deductions (Deferred Comp)...............  $82,227
                                                              ________
                                        TOTAL ............... $300,408

Provided, however, that such sum shall be reduced to One Hundred Seventy-Three Thousand One Hundred Twenty-Six Dollars ($173,126) (i.e., the total amount above reduced by the aggregate amounts in items 2(a)(2) and 2(a)(4) above) in the event that H-W has received on or before December 31, 1996 cash from the sale of Purchase Price Shares or otherwise from Purchasers (other than the payment described in Paragraph 3 below) in an amount necessary for H-W to pay all amounts due under the Deferred Compensation Plan (including applicable payroll taxes), which amount is Nine Hundred Forty-One Thousand Nine Hundred Twenty-One and 47/100 Dollars ($941,921.47).

          (b) In addition to the amount in subparagraph (a) above, the Purchase Price shall be increased by the "Interest Adjustment" as hereinafter defined. Beginning December 16, 1996 and continuing thereafter until paid, the principal sum of Six Million Four Hundred Thirty-Four Thousand Seven Hundred Sixty-Seven and 39/100 Dollars ($6,434,767.39) of the Purchase Price shall accrue interest on a daily basis at the rate of ten percent (10%) per annum. Such principal sum shall be decreased dollar-for-dollar as and when H-W, UPI and Escrow Agent receive cash proceeds from the sale(s) of Purchase Price Shares or related "Purchase Price Security Shares" (as defined in Paragraph 4 below) or otherwise receive cash payments from Purchasers for the Purchase Price (but excluding for such purpose the payment described in Paragraph 3 below). For purposes of this Agreement, the "Interest Adjustment" means the total sum of such daily interest accruals.

          (c)  When used in this Agreement, the term
"Purchase Price" shall include the adjustments to the Purchase Price set forth in this Paragraph 2.

     3.   Partial Cash Payment of Purchase Price.
Purchasers have paid H-W and UPI the total sum of Four
Hundred Thousand and No/100 Dollars ($400,000.00) as partial payment for the Purchase Price, and H-W and UPI acknowledge receipt of such payment.

     4.   Additional Purchase Price Shares.

          (a)  As of December 16, 1996, and as of each
Friday during the Liquidation Period thereafter (each a "Determination Date"), H-W shall divide (i) the total portion of the Purchase Price that H-W, UPI and Escrow Agent have not received in cash as of such Determination Date (either by direct cash payments by Purchasers to H-W and UPI or by the receipt by H-W, UPI and Escrow Agent of net cash proceeds from the sale of Purchase Price Shares or Purchase Price Security Shares) by (ii) the closing price of MasTec Common Stock on such Determination Date on the NASDAQ national market system as reported on the NASDAQ composite tape for such date (the "Closing Price"). The result is referred to under this Agreement as the "Target Purchase Price Shares."

          (b) If the total number of Purchase Price Shares and Purchase Price Security Shares held by H-W, UPI and Escrow Agent as of a Determination Date is less than one hundred ten percent (110%) of the number of Target Purchase Price Shares as of such date, Purchasers shall deliver on the next business day after the Determination Date additional whole shares of MasTec Common Stock equal to such difference (rounded up to the next highest whole number). The additional shares delivered as of a Determination Date shall be designated as either Purchase Price Shares or "Purchase Price Security Shares" as follows: H-W shall subtract (x) the total number of additional shares previously delivered under this Paragraph 4 as Purchase Price Security Shares from (y) ten percent (10%) of the Target Purchase Price Shares as of the Determination Date. The result (not less than zero) shall be delivered by Purchasers as Purchase Price Security Shares to Escrow Agent in the name of Escrow Agent for the benefit of H-W and UPI. Title to such Purchase Price Security Shares shall not be deemed to pass to H-W and UPI until such time as such shares are required to be sold in accordance with the provisions of subparagraph (d) below. The remaining additional shares calculated as of the Determination Date shall be Purchase Price Shares and shall be delivered by Purchasers to H-W and UPI (or at H-W's instruction, to H-W's and UPI's broker); provided, however, that if Purchasers determine that the total Purchase Price Shares held by Escrow Agent have an aggregate value as of a Determination Date (based on the Closing Price of MasTec Common Stock on such Determination
Date) that is less than Five Hundred Ninety Thousand Five Hundred Dollars ($590,500) (minus any disbursements made to Purchasers from the Escrow in accordance with the Escrow Agreement prior to such Determination Date and ignoring any portion of the Escrow related to Discharged Liabilities) (the "Escrow Amount"), then Purchasers shall have the right to cause a portion (as determined below) of the additional Purchase Price Shares calculated as of the Determination Date to be delivered to Escrow Agent to be held as part of the Escrow and disbursed in accordance with the provisions of Sections 3(a) - (d) of the Escrow Agreement. The portion of the additional Purchase Price Shares that Purchasers may cause to be delivered to Escrow Agent is the number of such shares that Purchasers reasonably determine to be necessary to provide Escrow Agent with a sufficient number of total Purchase Price Shares such that Escrow Agent will receive net cash proceeds from the sale of such shares equal to the Escrow Amount.

          (c)  H-W may cause additional Purchase Price
Shares and Purchase Price Security Shares to be calculated other than as of a Determination Date and delivered on the next business day by Purchasers if on a date between Determination Dates the total number of Purchase Price
Shares and Purchase Price Security Shares held as of such date is less than the Target Purchase Price Shares determined as of such date.

          (d) As previously instructed, the broker for H-W and UPI and Escrow Agent shall continue to sell Purchase Price Shares during the Liquidation Period. If H-W and UPI notify such broker and Escrow Agent that total net sales proceeds realized from the sale of Purchase Price Shares during the Liquidation Period through a given date equals or exceeds the total Purchase Price as of such date, then, as instructed by H-W and UPI pursuant to such notice, no additional Purchase Price Shares shall be sold and all unsold Purchase Price Shares and Purchase Price Security Shares shall be returned to Purchasers, together with any surplus net cash proceeds as provided in subparagraph (f) below. Escrow Agent shall sell Purchase Price Security Shares only upon the instruction of H-W and UPI after all Purchase Price Shares have been sold if the net cash proceeds realized from such sales of Purchase Price Shares is less than the total Purchase Price and only to the extent necessary to ensure that H-W, UPI and Escrow Agent receive aggregate net cash proceeds from all sales of Purchase Price Shares and Purchase Price Security Shares equal to the total Purchase Price. After the total Purchase Price has been received in cash, H-W and UPI shall direct Escrow Agent to return any unsold Purchase Price Security Shares to
Purchasers.    In addition, all net cash proceeds realized
from the sale of Purchase Price Security Shares shall be disbursed by Escrow Agent to H-W and UPI pursuant to the instruction of H-W and UPI, except for any surplus net cash proceeds which shall be disbursed to Purchasers in accordance with subparagraph (f) below.

          (e) If at the end of the Liquidation Period H-W, UPI and Escrow Agent have not received total net cash proceeds realized from the sales of Purchase Price Shares and Purchase Price Security Shares, plus any cash paid directly by Purchasers towards the Purchase Price, equal to at least the total Purchase Price as of the last day of the Liquidation Period, then Purchasers shall either (i) repurchase on the first business day after the end of the Liquidation Period any unsold Purchase Price Shares and (if necessary) Purchase Price Security Shares at a price such that H-W, UPI and Escrow Agent shall receive net cash proceeds equal to such shortfall, or (ii) if all of the Purchase Price Shares and Purchase Price Security Shares have been sold, pay H-W, UPI and Escrow Agent in cash or other immediately available funds on the first business day after the Liquidation Period the amount of such shortfall; provided, however, that after either such action Escrow Agent shall have received the entire Escrow Amount (as defined in Paragraph 4(b) above) in cash and H-W and UPI shall have received the entire balance of the Purchase Price in cash.

          (f) If at the end of the Liquidation Period (or such earlier date as of which the total Purchase Price has been received in cash) H-W, UPI and Escrow Agent have received total net cash proceeds realized from the sales of Purchase Price Shares and Purchase Price Security Shares, plus any cash paid directly by Purchasers towards the

Purchase Price, exceeding the total Purchase Price as of the last day of the Liquidation Period (or such earlier date), then H-W shall pay to Purchasers in cash or other immediately available funds on the first business day after the Liquidation Period (or such earlier date) the amount of such excess.

          (g) In the event Escrow Agent receives aggregate net cash proceeds from the sale(s) of Purchase Price Shares (including Purchase Price Shares delivered to Escrow Agent in accordance with Paragraph 4(b) above) in excess of Five Hundred Ninety Thousand Five Hundred Dollars ($590,500), then H-W shall instruct Escrow Agent to disburse such excess net cash proceeds to H-W and UPI; provided, however, that any such excess net cash proceeds shall be returned to Purchasers to the extent required by Paragraph 4(f) above.

          (h)  Schedule 1 attached to this Agreement
illustrates the calculation of additional Purchase Price
Shares under this paragraph 4 as of December 16, 1996.

     5. Copeland Estate Note. H-W previously made a promissory note dated October 30, 1995 in the principal amount of $512,000 to Lloyd Caudle, Executor Under Last Will and Testament of Alex Copeland, Jr. (the "Copeland Estate Note"). The Copeland Estate Note was one of the Assumed Liabilities. Effective as of December 16, 1996, the Copeland Estate Note shall be removed as an Assumed Liability and shall be added as a Discharged Liability. If Purchasers elect to pay in cash or other immediately available funds all amounts due under the Deferred Compensation Plan on or before December 31, 1996 in accordance with Paragraph 2 above, then Purchasers shall simultaneously pay the entire unpaid balance of the Copeland Estate Note at such time. If the Copeland Estate Note has not been paid in full as of January 31, 1997 and an H-W has not received sufficient cash proceeds from the sale of Liability Discharge Shares through such date to pay such amount, then Purchasers shall pay the entire unpaid balance of the Copeland Estate Note as of such date.

     6.   Additional Liability Discharge Shares.

          (a) As of December 16, 1996, and as of each other Determination Date, H-W shall recalculate the Liability Discharge Estimate (the "Revised Liability Discharge Estimate"). H-W shall then divide (i) the Revised Liability Discharge Estimate by (ii) the Closing Price of MasTec Common Stock on such Determination Date. The result is referred to in this Agreement as the "Target Liability Discharge Shares." Attached to this Agreement is a revised
Schedule 1.3(c) to the Asset Purchase Agreement setting forth the Discharged Liabilities as of December 16, 1996.

          (b)  If the total number of Liability Discharge
Shares and "Liability Discharge Security Shares" (as defined below) held by Escrow Agent as of a Determination Date is less than one hundred ten percent (110%) of the number of Target Liability Discharge Shares as of such date, Purchasers shall deliver on the next business day after the Determination Date additional whole shares of MasTec Common Stock equal to such difference (rounded up to the next highest whole number). The additional shares delivered as of a Determination Date shall be designated as either
Liability Discharge Shares or "Liability Discharge Security Shares" as follows: H-W shall subtract (x) the total number of additional shares previously delivered under this Paragraph 6 as Liability Discharge Security Shares from (y) ten percent (10%) of the Target Liability Discharge Shares as of the Determination Date. The result (not less than zero) shall be delivered by Purchasers as Liability
Discharge Security Shares to Escrow Agent in the name of Escrow Agent for the benefit of H-W and UPI. Title to such Liability Discharge Security Shares shall not be deemed to pass to H-W and UPI until such time as such shares are required to be sold in accordance with the provisions of subparagraph (d) below. The remaining additional shares calculated as of the Determination Date shall be Liability Discharge Shares and shall be delivered by Purchasers to Escrow Agent.

          (c)  H-W may cause additional Liability Discharge
Shares and Liability Discharge Security Shares to be calculated other than as of a Determination Date and delivered on the next business day by Purchasers if on a date between Determination Dates the total number of Liability Discharge Shares and Liability Discharge Security
Shares held as of such date is less than the Target
Liability Discharge Shares determined as of such date.

          (d) As previously instructed, Escrow Agent shall continue to sell Liability Discharge Shares during the Liquidation Period. If H-W and UPI notify Escrow Agent that all Discharged Liabilities have been fully satisfied during the Liquidation Period, then, as instructed by H-W and UPI pursuant to such notice, no additional Liability Discharge Shares shall be sold and all unsold Liability Discharge Shares and Liability Discharge Security Shares shall be returned to Purchasers, together with any surplus net cash proceeds as provided in subparagraph (f) below. Escrow Agent shall sell Liability Discharge Security Shares only upon the instruction of H-W and UPI after all Liability Discharge Shares have been sold if the net cash proceeds realized from such sales of Liability Discharge Shares is insufficient to fully satisfy the Discharged Liabilities and only to the extent necessary to ensure that Escrow Agent receives aggregate net cash proceeds from all sales of Liability Discharge Shares and Liability Discharge Security Shares sufficient to fully satisfy the Discharged Liabilities. Net cash proceeds realized from the sale of Liability Discharge Security Shares shall be applied upon the instruction of H-W and UPI solely towards the payment of the Discharged Liabilities. After the Discharged Liabilities have been fully satisfied, H-W and UPI shall direct Escrow Agent to (i) return any unsold Liability Discharge Security Shares to Purchasers and (ii) disburse any surplus net cash proceeds to Purchasers in accordance with subparagraph (f) below.

          (e)  If at the end of the Liquidation Period
Escrow Agent has not received cash from Purchasers (either directly or through the sale of Liability Discharge Shares and Liability Discharge Security Shares) in an amount sufficient to fully satisfy all of the Discharged
Liabilities, then Purchasers shall either (i) repurchase on the first business day after the end of the Liquidation
Period any unsold Liability Discharge

Shares and (if necessary) Liability Discharge Security Shares at a price such that Escrow Agent shall receive net cash proceeds equal to such shortfall, or (ii) if all of the Liability Discharge Shares and Liability Discharge Security Shares have been sold, pay the Escrow Agent in cash or other immediately available funds on the first business day after the Liquidation Period the amount of such shortfall.

          (f) If at the end of the Liquidation Period (or such earlier date as of which the Discharged Liabilities have been fully satisfied), Escrow Agent has received total net cash proceeds realized from the sales of Liability Discharge Shares and Liability Discharge Security Shares, plus any cash paid directly by Purchasers towards the Discharged Liabilities, exceeding the total amount necessary to fully satisfy the Discharged Liabilities, then H-W shall instruct Escrow Agent to pay to Purchasers in cash or other immediately available funds on the first business day after the Liquidation Period (or such earlier date) the amount of such excess.

          (g)  Schedule 2 attached to this Agreement
illustrates the calculation of additional Liability
Discharge Shares under this Paragraph 6 as of December 16,
1996.

     7.   Allocation of Shares.  Any shares of MasTec Common
Stock to be delivered in accordance with this Agreement shall be allocated eighty percent (80%) to H-W and twenty percent (20%) to UPI.

     8. Operating Loss Allowance. The maximum amount of the Operating Loss Allowance set forth in Section 1.4(b)(iv) of the Asset Purchase Agreement is increased to $222,261
(i.e., $148,928 plus $73,333).

     9. Faison Preferred Stock. Pursuant to a Stock Redemption Agreement dated November 15, 1996 between H-W and William W. Faison ("Faison"), H-W is obligated to pay Faison the total purchase price for his shares of preferred stock in H-W by no later than January 31, 1997. The total purchase price is Six Hundred Sixteen Thousand Five Hundred Dollars ($616,500) plus accumulated and unpaid dividends. H-W estimates the total amount due as of January 31, 1997 will be Six Hundred Nineteen Thousand Sixty-Nine Dollars ($619,069). In the event H-W notifies Purchasers that H-W has received insufficient net cash proceeds from the sale of Purchase Price Shares to satisfy such obligation to Faison by such date, Purchasers shall pay H-W in cash or other immediately available funds prior to January 31, 1997 the amount necessary to satisfy such obligation as set forth in such notice, and such payment by Purchasers shall be credited dollar-for-dollar against the Purchase Price.

     10. Guaranty Agreement. The obligations of MasTec under the Guaranty Agreement shall apply with respect to Purchasers' obligations under this Agreement.

     11. Expense Reimbursement. Purchasers and MasTec shall reimburse H-W and UPI for all out-of-pocket expenses, including without limitation reasonable attorneys' and accountants' fees, incurred by H-W and UPI in connection with the negotiation and preparation of this Agreement.

     12.  Breach.   In the event Purchasers or MasTec breach
their obligations under the Asset Purchase Agreement, Guaranty Agreement or this Agreement, then H-W and UPI, in their sole discretion, may cause the immediate sale of all shares of MasTec Common Stock held by H-W, UPI and Escrow Agent (i.e., all Purchase Price Shares, Purchase Price Security Shares, Liability Discharge Shares and Liability Discharge Security Shares) and may pursue any and all other legal or equitable remedies available to H-W and UPI.

     13. Authorization. H-W and UPI represent and warrant to Purchasers and MasTec, and Purchasers and MasTec represent and warrant to H-W and UPI, that this Agreement has been duly authorized, that no further corporate action is necessary for the execution and delivery of this Agreement and that upon execution and delivery, this Agreement shall be a valid, binding and enforceable agreement. H-W, UPI and Purchasers each agree that the indemnification provisions of Section 8.2 of the Asset
Purchase Agreement shall apply with respect to this Agreement, including without limitation with respect to the foregoing representation and warranty and with respect to any federal or state securities law claims related to the shares of MasTec Common Stock to be delivered in accordance with the terms of this Agreement.

     14. Opinion of Counsel. Purchasers and MasTec shall cause their legal counsel to furnish to H-W and UPI the legal opinion of such legal counsel, in a form reasonably satisfactory to H-W and UPI, that (i) this Agreement has been duly authorized and will be a valid, binding and enforceable agreement and (ii) the delivery and sale of MasTec Common Stock in accordance with this Agreement will not violate federal or state securities laws.

     15. Full Force and Effect. Except as expressly or by necessary implication amended hereby, the Asset Purchase
Agreement, Escrow Agreement and Guaranty Agreement shall continue in full force and effect.

      16. Amendment or Waiver. This Agreement may be changed, waived, discharged or terminated only by a writing signed by all of the parties hereto. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

     17. Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      18. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of North Carolina.

      19. Entire Agreement. This Agreement, together with the Asset Purchase Agreement and the other agreements contemplated therein, constitutes the entire agreement between the parties relating to the matters described herein.

     20. Execution in Counterparts. This Agreement and may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              H-W LIQUIDATING COMPANY, INC.


                              By:   /s/ William M. Paris, Jr.
                                     William M. Paris, Jr.,
                                     President

                              "H-W"


                              UPI LIQUIDATING COMPANY, INC.


                              By:   /s/ William M. Paris, Jr.
                                     William M. Paris, Jr.,
                                     Vice President

                              "UPI"


                              H-W ACQUISITION I CO., INC.


                              By:  /s/ Jose M. Sariego
                                    Name:  Jose M. Sariego
                                    Title:  Vice President


                              H-W ACQUISITION II CO., INC.


                              By:  /s/ Jose M. Sariego
                                    Name:  Jose M. Sariego
                                    Title:  Vice President

                              H-W ACQUISITION III CO., INC.


                              By:  /s/ Jose M. Sareigo
                                    Name:  Jose M. Sariego
                                    Title:  Vice President

                              Collectively, "Purchasers"


                              MASTEC, INC.


                              By:  /s/ Jose M. Sareigo
                                    Name:  Jose M. Sariego
                                    Title:  Vice President

                              "MasTec"


Escrow Agent joins in the execution of this Agreement for the limited purpose of agreeing to the provisions of Paragraph 4 and Paragraph 6 hereof only to the extent such provisions modify the Escrow Agreement, and by executing this Agreement the undersigned in no way becomes a party to the Asset Purchase Agreement or the Guaranty Agreement.

                              FIRST UNION NATIONAL BANK OF
                                   NORTH CAROLINA


                              By:  /s/ Daniel J. Ober
                                    Name:  Daniel J. Ober
                                    Title:  Vice President

                              "Escrow Agent"

                         SCHEDULE 1

  Illustration of Calculation of Additional Purchase Price
                           Shares
                   As of December 16, 1996


1.   Total Purchase Price not received in cash:

          $6,834,767.39 - $400,000 + $165,000 =  $6,599,767.39

2.   Divide amount in item 1 by $45.25 to get Target
     Purchase Price Shares:

          $6,599,767.39/$45.25 = 145,851.21

3. Multiply number of shares in item 2 by 110% and round to next highest whole number:

          145,851.21 x 110% = 160,436.33 rounded to 160,437

4. Subtract current Purchase Price Shares of 120,970 from amount in item 3:

     160,437 - 120,970 = 39,467

     This amount will be delivered as additional Purchase
     Price Shares and Purchase Price Security Shares.

5. The number of shares in item 4 that are Purchase Price Security Shares is determined by subtracting 10% of the Target Purchase Price Shares (rounded up) by the number of shares previously received as Purchase Price Security Shares (which is 0 on this first Determination
     Date):

     14,585 - 0 = 14,585

6.   The number of shares in item 4 that are Purchase Price
     Shares is determined by subtracting the number of Purchase Price Security Shares in item 5 from the total additional shares in item 4:

     39,467 - 14,585 = 24,882

                         SCHEDULE 2

     Illustration of Calculation of Additional Liability
                      Discharge Shares
                   As of December 16, 1996


1.   Revised Liability Discharge Estimate as of 12/16/96
     (including Copeland Estate Note) = 4,636,025.89

2.   Divide amount in item 1 by $45.25 to get Target
     Liability Discharge Shares:

          $4,636,025.89/$45.25 = 102,453.61

3. Multiply number of shares in item 2 by 110% and round to next highest whole number:

          102,453.61 x 110% = 112,698.97 rounded to 112,699

4. Subtract current Liability Discharge Shares of 74,518 from amount in item 3:

     112,699 - 74,518 = 38,181

     This amount will be delivered as additional Liability
     Discharge Shares and Liability Discharge Security
     Shares.

5. The number of shares in item 4 that are Liability Discharge Security Shares is determined by subtracting 10% of the Target Liability Discharge Shares (rounded up) by the number of shares previously received as Liability Discharge Security Shares (which is 0 on this first Determination Date):

     10,245 - 0 = 10,245

6.   The number of shares in item 4 that are Liability
     Discharge Shares is determined by subtracting the number of Liability Discharge Security Shares in item 5 from the total additional shares in item 4:

     38,181 - 10,245 = 27,936

                                                               December 16, 1996

                                     SCHEDULE 1.3(c)

                             DISCHARGED LIABILITIES (Revised)


                                               Liability Discharge
                                                     Amount                           Per Diem       Revised Liability
           Creditor                              (as of 12/16/96)       Sales Tax     Interest       Discharge Estimate
           --------                            -------------------      ---------     --------       ------------------

1.   First Charter National Bank                $1,935,203.63                         $22,906.13     $1,958,109.76

              a.   Loan number: 0537403
                   ($600,000.00 Line of Credit)

              b.   Loan number: 0527624
                   ($600,000.00 Line of Credit)

              c.   Loan number: 0527625
                   ($843,593.77 Note)

2.   Associates Commercial Corporation            $277,310.50                          $1,879.68       $279,190.18
     (Clark Credit Corporation)

              a.   Account number: 1929539-
                   1909056

              b.   Account number: 1917320-
                   1917320

              c.   Account number: 1912014-
                   1908825
                                                                                      A-13

                                               Liability Discharge
                                                     Amount                           Per Diem       Revised Liability
           Creditor                              (as of 12/16/96)       Sales Tax     Interest       Discharge Estimate
           --------                            -------------------      ---------     --------       ------------------

3.   Ford Motor Credit Company                    $125,155.03                          $1,529.69       $126,684.72
     (Account number D921)

4.   Wachovia Leasing Corporation               $1,639,563.52           $62,993.87                   $1,702,557.39
     (SS#s: 31-34, 36, 38, 40, 42, 43,         (1) $23,803.84                                       (1) $23,803.84
     45, 46-54)

5.   First Citizens National Bank                 $107,991.00                            $176.12       $108,167.12
     and Trust Company

6.   Caterpillar Financial Services                $21,925.65            $1,315.54       $126.72        $23,367.91
     Corporation

7.   Copeland Estate Note                         $409,600.00                          $4,545.00       $414,145.00
                                                _____________           __________    __________     _____________
     TOTAL REVISED LIABILITY DISCHARGE
     ESTIMATE (as of 12/16/96)                  $4,540,553.17           $64,309.41    $31,163.34     $4,636,025.92
                                                =============           ==========    ==========     =============


                                                                                      A-14

(1)  Due 12/5/96